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                                                                 EXHIBIT 23.11.6




INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of AIMCO Properties, L.P. on Form S-4 of our reports dated February 17, 1998 (March 17, 1998 with respect to Note 6) and February 21, 1997, on the financial statements of Wingfield Investors Limited Partnership as of December 31, 1997, and 1996 and for each of the three years in the period ended December 31, 1997, and to the reference to Deloitte & Touche LLP under the heading "Experts" in the Prospectus which is part of this Registration Statement.



Deloitte & Touche LLP

Green, South Carolina
March 11, 1999